Exhibit 10.1

EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of this 20th day of July, 2016 (the “Agreement”), by and between Commerce Technologies, Inc., a New York corporation with its principal place of business at 201 Fuller Rd, 6th Floor, Albany, NY 12203 (the “Company”) and Richard Jones, an individual residing at [redacted] (“Employee”).
RECITALS:

WHEREAS, the Company desires to continue to employ Employee as Chief Technology Officer & Executive Vice-President of Operations;
WHEREAS, the Employee has indicated his willingness to continue such employment, on the terms and conditions set forth herein; and
WHEREAS, the Company and Employee desire to amend and restate in its entirety the Employment Agreement by and between the Company and Employee, dated January 4, 2011, as amended effective as of October 7, 2013.
NOW, THEREFORE on the basis of the foregoing premises and in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
Section 1.Employment.
(a)General. The Company hereby agrees to continue to employ Employee and Employee hereby accepts such continued employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, Employee shall serve as the Company’s Chief Technology Officer & Executive Vice-President of Operations and shall perform such duties for the Company consistent with such position as are assigned by the Company’s President and CEO and/or the Board of Directors or other governing body of the Company from time to time. The duties of the Chief Technology Officer & Executive Vice-President shall be generally as set forth on Schedule A attached hereto.
(b)Hours. Employee is expected to work full time each week (based on a forty (40) hour work week). No set hours shall be set forth in this Agreement as both Employee and the Company anticipate that Employee will work as needed to accommodate the varying hours demanded by his employment hereunder.
(c)Reporting. Employee shall report directly to the President and Chief Executive Officer.
Section 2.Term. Unless terminated pursuant to Section 6 hereof, the term of Employee’s employment hereunder shall begin on July 20, 2016 (the “Effective Date”) and end on January 20, 2021 (the “Employment Term”).
Section 3.Compensation.
(a)Salary. As compensation for the performance of Employee’s services hereunder, the Company shall pay to Employee an annual base salary (the “Salary”) of $300,000. The Salary shall be payable in accordance with the payroll practices of the Company as they shall exist from time to time. The parties acknowledge and agree that Employee shall be eligible for an increase in Salary from time to time as determined by Company policy.
(b)Bonus. Employee may be entitled to an annual bonus based upon the performance of the Company and subject to Employee satisfying criteria established by the Compensation Committee of the Board of Directors or other governing body of the Company or of the board of directors of the Company’s parent (the “Applicable Committee”), with input from the President and Chief Executive Officer. The Applicable Committee shall determine the amount of any such bonus, which will not exceed fifty percent (50%) of the Employee’s Salary. For the avoidance of doubt, the Company has already established a bonus program with respect to Employee’s eligibility to receive a bonus for calendar year 2016 and the Executive will continue to be eligible to receive a bonus for calendar year 2016 in accordance with the terms of such program, except that the Executive’s maximum potential bonus under such program for 2016 will now be 50% of Base Salary. No bonus under this Section 3(b) shall be deemed earned, accrued or owing to Employee unless and until the Applicable Committee has determined that such bonus has been earned and has declared such bonus.
(c)Benefits. In addition to the Salary, Employee shall be entitled to the benefits, and participation in the benefit plans, as are provided to or available to the Company’s employees (collectively, the “Benefits”).

(d)Vacation. Employee shall be entitled to four (4) weeks of paid vacation per calendar year to be taken in Employee’s reasonable discretion, which shall be prorated for any year when Employee is not employed for an entire calendar year.
(e)Stock Appreciation Rights. As additional incentive, on July 20, 2016, Employee was granted Stock Appreciation Rights (“SARs”) with respect to 300,429 shares of Company stock, in accordance with the terms of the Evidence of Stock Appreciation Right and Notice of Stock Appreciation Right Grant documents (collectively, “Evidence and Notice of Stock Appreciation Right”) between the Company and Employee.
Section 4.Exclusivity. During the Employment Term, Employee shall not be employed other than pursuant to this Agreement, shall devote his full time to the Company, shall in all respects comply with lawful and reasonable directions and instructions given to him by the Company. Employee shall use his best efforts to promote the Company and shall not engage in any other employment unless Employee shall have obtained the consent of the Company’s Board of Directors or other governing body. Subject to the qualifications and restrictions provided in this Agreement, and not in abrogation thereof, Employee may (i) engage in charitable activities and community affairs and (ii) manage his personal investments and affairs, provided that such activities do not materially interfere with his duties as Chief Technology Officer & Executive Vice-President of Operations.
Section 5.Reimbursement for Expenses. Subject to their deductibility under applicable tax law, Employee is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including such expenses for travel, entertainment, lodging and similar items upon presentation of an itemized account to the company. Such account shall provide the nature and justification of each expense. The Company shall reimburse Employee for all such proper expenses upon presentation by Employee of itemized accounts of such expenditures in accordance with the financial policy of the Company as in effect from time to time.
Section 6.Termination and Default.
(a)Death or Disability. Upon termination of Employee’s employment during the Employment Term as a result of Employee’s death or by the Company as a result of Employee’s Disability (as defined below), Employee’s estate or his beneficiaries or legal representative, as the case may be, shall be entitled to:
(i)Salary through the date of his death or Disability; and
(ii)amounts earned, accrued or owing to Employee through the date of his death or Disability but not yet paid under Section 3 hereof (unless the Benefits expressly provide otherwise).
“Disability” means a mental or physical condition, injury, sickness or incapacity, which has made Employee incapable of satisfactorily discharging the essential functions of Employee’s duties, with or without reasonable accommodation, for ninety (90) consecutive days, as reasonably determined by a physician selected in good faith by the Company.
(b)Cause. In the event of termination pursuant to this Section 6(b) for Cause (as hereinafter defined), the Company shall deliver to Employee written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for the termination. For the purposes of this Agreement, “Cause” shall mean: (i) Employee’s failure (excluding where due to a Disability contemplated by Section 6(a)), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by Employee within 10 days of receipt by Employee of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal; (ii) any willful or intentional act of Employee that has the effect of injuring the reputation or business of the Company; (iii) any continued or repeated absence from the Company, unless such absence is approved or excused by the Company; (iv) conviction of Employee for the commission of a felony; (v) the commission by Employee of an act of fraud or embezzlement against the Company; (vi) a material breach by Employee of any published Company policy applicable to Employee, including any Code of Conduct applicable to Employee. If Employee’s employment is terminated pursuant to this Section 6(b), Employee shall be entitled to:
(i)Salary through the date of his termination for Cause; and
(ii)amounts earned, accrued or owing to Employee through the date of his termination for Cause but not yet paid under Section 3 hereof (unless the Benefits expressly provide otherwise).
(c)Termination Without Cause; Constructive Termination Without Cause. In the event that Employee’s employment is terminated by the Company for reasons other than Cause, death or Disability or in the event of a Constructive Termination Without Cause (as defined herein), Employee shall be entitled to:
(i)Salary through the date of his termination of employment.
(ii)An amount equal to the net present value of one year’s Salary as then in effect, discounted using the applicable Federal Rate for short-term obligations for the month in which the termination occurs, which amount shall be payable in a lump-sum on the 60th day following the date of such termination (unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day); provided that any such severance payment shall be subject to the condition precedent that Employee shall have executed and delivered to the Company a general release of claims in form and substance satisfactory to the Company (which release shall be provided by the Company to Employee within three (3) business days of the date of such termination of employment), and any legally required revocation period applicable to such release shall have expired without Employee revoking such release, both within 60 days following the date of such termination. If such release is timely delivered and becomes irrevocable, an amount equal to 1/12 of the lump-sum severance amount specified in this paragraph shall constitute consideration for Employee’s delivery of the release pursuant to this paragraph (the “Release Consideration”). Employee acknowledges and agrees that the amounts, if any, which may be payable under this paragraph are in lieu of and not in addition to any severance payments which may be generally available to employees of the Company and Employee hereby waives any right he may have in or to any severance payments not contained in this paragraph.
(iii)Amounts earned, accrued or owing to Employee through the date of his termination but not yet paid under Section 3 hereof (unless the Benefits expressly provide otherwise).
For purposes of this Agreement, “Constructive Termination Without Cause” shall mean a termination of the Employee’s employment at his initiative following the occurrence, without the Employee’s written consent, of one or more of the following events (except in consequence of a prior termination), so long as Cause does not exist at the time of such termination:

(A)
a material reduction in the Employee’s then current Salary or target bonus opportunity specified in Section 3(b) or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across the board reduction applicable to all eligible employees of the Company);

(B)	the relocation of the Company’s principal office, or the Employee’s own office location as assigned to him by the Company, to a location more than 60 miles outside of Albany, New York;

(C)	any material breach by the Company hereunder;

(D)
a material reduction in the duties of Employee without the prior written consent of the Employee, except that the parties acknowledge and agree that (x) the Company may hire a Chief Operating Officer or other similar officer, to be assigned duties related to the Company’s operations (which include the following duties listed in Schedule A: oversight of customer service, oversight of vendor implementation, and oversight of vendor sales contracting; as well as any additional operational duties added from time to time), (y) Employee’s role and title may change upon the hiring of such an officer and (z) if Employee remains employed as the Company’s Chief Technology Officer with assigned duties appropriate to that position, no Constructive Termination Without Cause will be deemed to have occurred if Employee’s Salary is not reduced in conjunction with such change in role and title; or

(E)
a restructuring by which Employee is required to report to anyone other than the President and Chief Executive Officer or the Board of Directors or other governing body of the Company without the prior written consent of the Employee.

Notwithstanding the foregoing, a Constructive Termination Without Cause will not be deemed to exist unless Employee gives the Company written notice within 30 days after the occurrence of the event which Employee believes constitutes the basis for a Constructive Termination Without Cause, specifying the particular act or failure to act that serves as the basis for such notice, and the Company fails to cure such matter within 30 days following receipt of such notice. The Company and Employee agree that the Company’s actions pursuant to paragraphs (A), (B), (D) or (E) above will constitute a material breach of the terms of this Agreement.
Section 7.Secrecy and Non-Competition.
(a)No Competing Employment. Employee hereby warrants and agrees that he will not, during his period of employment and for a period of one (1) year from the date of the termination of such employment (the “Restricted Period”), directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with or have any interest in, as a stockholder, director, officer, employee, agent, consultant, partner or otherwise, in any business in competition with the business in which the Company is engaged. The Employee agrees that given the nature of the Company’s business, the absence of a specific geographic limitation is reasonable.
(b)Non-Disclosure of Confidential Information. Employee shall not disclose to any person or entity or use for commercial purposes or allow third parties under Employee’s control to use for commercial purposes, at any time after the date hereof, any information not in the public domain or generally known in the industry, in any form, acquired by him while employed by the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, price lists, financial or other data, business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs, printouts, plans (business, technical or otherwise), customer and industry lists, internal reports, personnel files, sales and advertising material, telephone numbers, names and addresses, or any other compilation of information (whether written or unwritten) which is or was used in the business of the Company.
(c)No Interference. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly solicit, endeavor to entice away from the Company or otherwise interfere with the relationship of the Company with any person who, to the knowledge of Employee, is employed by the Company or who is, or was within the prior twelve months, a customer or a client of the Company, this provision shall not prohibit Employee from soliciting or contacting any customer or client of the Company in connection with any business that is not of the same nature as the business in which the Company is engaged.
(d)Inventions, etc. The Employee hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements whether patented or unpatented, and copyrightable material, made or conceived by the Employee, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, software, computer programs, marketing or business plans, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Employee pursuant to his employment for the Company. The Employee shall communicate promptly and disclose to the Company, in such form as the Company reasonably requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Employee (regardless of whether still employed by the Company) shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents prepared at the sole expense of the Company as may be necessary or required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Employee within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination. In the event that Employee is required to perform under this Section 7(d) subsequent to his employment with the Company: (i) the Employee’s performance, to the extent practicable, shall not be burdensome with regard to Employee’s activities or employment at such time; (ii) the Employee’s performance shall be requested within one year after the date of termination of employment; and (iii) the Company shall compensate Employee at a rate of $150 per hour. Notwithstanding the preceding sentence, the Employee and the Company agree that if necessary (as reasonably determined by the Company in light of the importance of protecting its intellectual property), the Employee will immediately perform hereunder.
(e)Injunctive Relief. Employee acknowledges that the restrictions in Sections 7(a)-(d) hereof are fair and reasonable given the nature of the Company’s business and agrees that a violation of any of the respective covenants herein will cause irreparable injury to the Company not adequately compensable by money damages, and the Company shall be entitled, in addition to any other rights and remedies it may have hereunder, to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in a court of competent jurisdiction without the necessity or proving damages and without prejudice to any other remedies it may have at law.
(f)Extension of Restricted Period. In addition to the remedies the company may seek and obtain pursuant to Section 7(e) above, the Restricted Period shall be extended by any and all periods during which Employee shall be found by a court to have been in violation of the restrictions contained in Section 7(a)-(c) but in no event shall any such extension(s) exceed one (1) year in the aggregate.
(g)Continued Compliance. Employee agrees that in the event of his material breach of any of the restrictions contained in Section 7(a)-(c), that if capable of being cured, is not cured by Employee within 30 days following notice of such breach from the Company, Employee will repay to the Company any and all severance amounts received by Employee pursuant to this Agreement (whether such payments were received prior or subsequent to such breach, but excluding an amount equal to the Release Consideration), and Employee will not be entitled to any further severance payments or other severance benefits under this Agreement. Employee further agrees that: (i) the existence of any unrelated claims which Employee may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Agreement; (ii) the covenants contained in Section 7(a)-(c) are in addition to, and not in lieu of, any obligations which Employee may have with respect to the subject matter of such Sections, whether by contract, as a matter of law or otherwise, and (iii) such covenants and their enforceability will survive any termination with respect to Employee by either party and any investigation made with respect to the breach thereof by the Company.
Section 8.Compliance with Section 409A.
(a)The Company and Employee intend that, to the maximum extent possible, any amounts paid pursuant to this Agreement shall qualify as a short-term deferral pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) Section 409A or as separation pay exempt from Code Section 409A. Without limiting the foregoing, to the extent that the provisions of Code Section 409A or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the Company and Employee intend that this Agreement will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. Employee will cooperate with the Company in taking such actions as the Company may reasonably request to assure that this Agreement will meet the requirements of Code Section 409A and any regulations promulgated thereunder.
(b)Unless otherwise permitted under Code Section 409A, all in-kind benefits, expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee (i) will be paid no later than the end of the calendar year next following the calendar year in which Employee incurs such expense; (ii) will not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(c)For purposes of Code Section 409A, Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(d)With respect to any amount that becomes payable to Employee under this Agreement upon his “separation from service,” as defined below, for any reason, notwithstanding any other provision of this Agreement to the contrary, if the Company determines in good faith that Employee is a “specified employee” under Code Section 409A then, to the extent required under Code Section 409A, any amount that otherwise would be payable to Employee during the six-month period following his separation from service shall be suspended until the lapse of such six-month period (or, if earlier, the date of his death). The amount that otherwise would be payable to Employee during such period of suspension shall be paid in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following his death during such six-month period, provided that his death during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of his death. Any amounts not subject to the suspension described in the preceding sentence shall be paid as otherwise provided in this Agreement. A “separation from service” means a separation from service with the Company and all other persons or entities with whom the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, applying the 80% threshold used in such Code sections and the Treasury Regulations thereunder, all within the meaning of Code Section 409A.
(e)To the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A, amounts payable under this Agreement on termination of employment will not be paid until Employee experiences a separation from service within the meaning of Code Section 409A as specified above.
(f)In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on Employee under Code Section 409A or for any damages for failing to comply with Code Section 409A.
(g)Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Employee or Employee’s legal representative’s execution of any release, directly or indirectly, result in Employee designating the calendar year of payment, and if a payment pursuant to this Agreement that is subject to execution of a release could be made in more than one taxable year, based on timing of the execution of the release, payment shall be made in the later taxable year.
Section 9.Arbitration. Any controversy, claim or dispute arising out of or in any way relating to this Agreement (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both Employee and the Company acknowledge that Employee is relinquishing his right to a jury trial. Employee and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to this Agreement or Employee’s employment with the Company.
The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in this Agreement. Arbitration will be commenced and heard in the Albany, New York metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of New York or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and Employee as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.
If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by the Company, provided that Employee will be required to pay the amount of filing fees equal to that which Employee would be required to pay to file an action in a New York state court. Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law.
Section 10.General Provisions.
(a)Survival. Obligations of Employee and the Company existing as of the date of termination that have not been fully performed or that by their nature would be intended to survive a termination or expiration will survive and continue in effect in accordance with their terms.
(b)Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail:
(i)to Employee at [redacted] or such other address as Employee may have furnished to the Company in writing.
(ii)if to Company at 201 Fuller Rd, 6th Floor, Albany, New York 12203 or such other address as the Company may have furnished to Employee in writing.
(iii)Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of delivery; if delivered by overnight courier, on the first business day following the date of mailing; and if by mail, on the third business day after mailing.
(c)Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the Company and Employee. No waiver will be deemed a waiver of any subsequent breach or default. No delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operates as a waiver of any right or remedy.
(d)Withholding. All payments to Employee under this Agreement will be subject to withholding on account of federal, state and local taxes as required by law.
(e)Successors and Assigns. This Agreement will bind and inure to the benefit of and be enforceable by Employee, the Company, Employee’s and the Company’s respective permitted successors and assigns, and Employee’s estate, heirs and legal representatives (as applicable). The Company may assign this Agreement to any successor to all or substantially all of its business, whereupon any references in this Agreement to “the Company” will become references to such assignee or successor, as applicable. For the avoidance of doubt, no such assignment shall be treated as a termination of Employee’s employment with the assignor for purposes of this Agreement and the assignor will be relieved of its obligations under this Agreement. Except as set forth in this paragraph, the rights granted and obligations undertaken in this Agreement are personal to the parties, and neither party may transfer, assign or sublicense such rights or obligations to any third-party. Any attempted transfer, assignment or sublicense of such rights or obligations by either party in violation of this paragraph will be null and void.
(f)Severability and Governing Law. If any covenant or provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction or any mediator (i) the remaining terms and provisions hereof shall remain valid, and (ii) the invalid or unenforceable provision shall be deemed replaced by a term or provision that is valid and enforceable and comes closest to expressing the intention of the invalid term or provision. SUBJECT TO SECTION 9, ABOVE, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE AND WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
(g)No Strict Construction; Section Headings. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement, affect the meaning or interpretation of this Agreement, or any term or provision hereof.
(h)Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire understanding and agreement of the parties regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Company and Employee regarding the subject matter of the Agreement.
(i)Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, “PDF” scanned image or other electronic means), each of which shall be deemed an original and all of which together shall be considered one and the same agreement. This Agreement will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date first written above.
COMMERCE TECHNOLOGIES, INC.

By: /s/ MICHAEL TRIMARCHI
(Print Name): Michael Trimarchi
Title: Chief Accounting Officer

EMPLOYEE

/s/ RICHARD JONES
Richard Jones

SCHEDULE A

DESCRIPTION OF DUTIES OF
CHIEF TECHNOLOGY OFFICER & EXECUTIVE VICE-PRESIDENT OF OPERATIONS

Employee will provide the overall vision, strategy and leadership for the development, delivery, and operation of all CommerceHub products and services.
The Employee will be responsible for engineering and product management, computing infrastructure and operations, supplier onboarding, and customer support. The Employee will lead all functions arising from or related to the following departments or activities:
Product Management
Software Engineering
Quality Assurance
Software Operation Systems
Business Process Modeling & Integrations (BPMI)
Information Technology
Customer Service
Vendor Implementation
Vendor Sales Contracting

The Employee will establish the company’s technical and operational vision and lead the company’s technological and operational evolution. The Employee will coordinate strategic planning and execution to enhance profitability, productivity and efficiency throughout the company’s operations.
The Employee will report directly to the President and CEO and will serve as a member of the executive team.